Exhibit 10.24

PRODUCTION AGREEMENT

This Production Agreement (Agreement) is made and entered into as of the 15th day of October, 2005 (Effective Date), by and between DataProse, Inc., a California Corporation (DataProse), and Hawaiian Telcom Communications, Inc., organized under the laws of Delaware by and on behalf of itself and by and on behalf of and for the benefit of its wholly owned subsidiaries, Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc. (Client). In consideration of the mutual promises and benefits contained herein, the parties hereby agree as follows:

ARTICLE 1 SCOPE OF PRODUCTION AGREEMENT. During the term of this Agreement beginning upon the initial production run of a successfully converted customer base into the Clients newly configured billing system, the Client agrees to furnish data and documentation and DataProse agrees to produce a minimum monthly quantity of 600,000 statements (“Minimum Commitment”), based upon the rates and terms provided herein. In recognition that DataProse will incur substantial startup costs for this engagement, the pricing included is dependent on the number of transactions processed, and that DataProse has reserved both resources and production time to process Client’s estimated transaction volume Client has agreed to (a) DataProse billing commencing March 1, 2006 whether or not production runs have commenced, and (b) pay DataProse a minimum monthly charge for any monthly cycle that is less than the Minimum Commitment. As to (a), if the initial production run has not occurred by March 1, 2006, DataProse will bill $100,000 per month starting March 1, 2006 and on the first day of each month thereafter until production runs commence. Such pre-production monthly charges may accumulate unpaid until a live production cycle is executed, at which time the accumulated unpaid billings will be amortized equally over the remaining months in 2006. As to (b), in the event that the Client does not fulfill the Minimum Commitment for any month, then the Client shall pay to DataProse a Minimum Fee for that month’s production in an amount that shall be calculated based on Minimum Commitment and the rates herein (rate at 600,000 statements per month is $.254 per statement). Professional/Technical Services and postage are not considered as part of the monthly minimum. It is understood that timely and adequate delivery of the Goods and Services by DataProse is crucial to the success of Client’s business, and DataProse shall use its best efforts at all times to provide the support to Client reasonably necessary for Client to distribute timely and accurate billing statements. Client may modify specifications for a particular application under Schedule 1.0 by furnishing revised specifications in writing to DataProse. If such modification increases the actual costs to DataProse of performing the required application, then DataProse shall set forth in writing the basis for the increase in cost of performing the required application. Client shall then either confirm or cancel such modification.

ARTICLE 2 COMPENSATION. In full and complete compensation for all goods and/or services provided by DataProse hereunder, Client agrees to pay DataProse according to the rates set forth in Schedule 1.0. DataProse will provide an invoice to Client after each production run consisting of the fees, as outlined in Schedule 1.0 and postage used. Invoices are due upon receipt, and in any event, prior to the next production run, and will be considered past due if not paid within 30 days after received by Client. A monthly late charge will be assessed on statements not paid within thirty (30) days. The late payment charge will be 1-1/2% per month applied to the invoice amount unpaid (30) thirty days after the invoice is received by Client. The prices charged by DataProse to Client for the services listed in Schedule 1.0 will not be increased for a period of 12 months from the Effective Date of this Agreement (“Pricing Period”). All DataProse prices are subject to increase following this initial Pricing Period or any subsequent Pricing Period, and upon written notice to Client. The rate of any price increase shall not exceed seven percent (7%) at the completion of any pricing period. In the event Client cancels the Agreement as allowed under the provisions of this Agreement, then all services rendered between the cancellation notification date and the effective date of the cancellation, will be COD.

ARTICLE 3 TERM. The initial term of this Agreement shall commence upon the Effective Date, and shall continue for a period of not less than four (4) years, ending on the fourth anniversary of the initial production run in 2006, unless terminated earlier in accordance with provisions found elsewhere in this Agreement. This Agreement shall renew itself for successive one (1) year terms unless written notice of cancellation is received by one party from the other at the end of the initial term or at the end of any succeeding one (1) year renewal term(s) by sending written notice of non-renewal to the other party no later than thirty (30) days before the expiration of the current term. During the first 24 months of this Agreement, should DataProse fail to meet acceptable quality level of Goods and Services to Client, and DataProse has been given written notice of such problems and has failed to correct all problems described in such written notice within ten (10) days of receipt of any such notice, Client shall have the right to terminate this Agreement with 30 days written notice. In the event of termination by Client, DataProse is entitled to payment of all services rendered, including all pre-printed materials in inventory through the date of termination. After the first 24 months of this Agreement, if DataProse is meeting the predetermined service expectations then the Client’s ability to cancel with 30 days notice shall expire and the normal termination process as outlined in Article 6 applies.

ARTICLE 4 EXPENSES. When Client has approved the amount of such costs and expenses in advance and in writing, Client will reimburse DataProse for costs and expenses associated with the performance of services for Client, such as cost of travel, expenses associated with travel, freight, delivery service and other required supplies in connection with providing the DataProse services associated with this Agreement.

ARTICLE 5 POSTAGE. DataProse will require that Client maintain a permanent postage deposit in connection with this agreement. Client shall deposit in advance with DataProse the initial sum specified on Schedule 2.0 as the permanent postage deposit. The amount required to be deposited with DataProse may be changed by DataProse on a periodic basis due to changes in Client’s volume, postage usage, postal rates or payment history. Client will be notified in writing and in advance if the deposit is changed. Upon termination of this Agreement, DataProse shall return the deposit amount to Client after payment for all Services and postage has been paid by the Client. If this Agreement is terminated due to default of Client, DataProse may apply any of Client’s funds it holds against any sum owed by Client to DataProse upon termination of this Agreement. IF CLIENT FAILS TO MAINTAIN THE DEPOSIT AT THE ADJUSTED LEVELS, OR IF CLIENT FAILS TO MAINTAIN CURRENT STATUS OF ALL INVOICES AS DESCRIBED IN ARTICLE 2, DATAPROSE MAY IMMEDIATELY SUSPEND ITS PERFORMANCE UNDER THIS AGREEMENT AND WILL HOLD CUSTOMER’S MAIL UNTIL THE DEPOSIT IS RECEIVED.

ARTICLE 6 TERMINATION. Client or DataProse may terminate this Agreement for an event of default defined below if such default remains uncured (30) thirty days after written notice of the default has been received from the party declaring the default.

(1)	Failure of Client to pay for all goods and/or services as provided in this Agreement. In addition to other remedies provided by this Agreement and pursuant to law, DataProse has the right to withhold production and mailing of any further production cycles until Client’s account is brought current.

(2)	Any other breach by Client or DataProse of a term or condition of this Agreement.

(3)	Failure of DataProse to be SAS70 compliant.

If DataProse terminates this Agreement in accordance with Article 5 herein, or the Client terminates this Agreement for any reason other than those specified in Article 3 or Article 6 prior to satisfying its Minimum Commitment, the Client agrees that it shall be liable to DataProse for liquidated damages (“Liquidated Damages”) for its early termination, it being understood and agreed to by the parties that the measure of actual damages noted would be difficult to determine. The Liquidated Damages shall be an amount equal to the product of (a) the Minimum Commitment or the average volume for the past 90 days, which ever is greater, and (b) the sum of the number of months remaining in the current term of the Agreement and the number of months that any invoices remain unpaid by the Client.

ARTICLE 7 FORCE MAJEURE. Neither party shall be responsible for delays or failures in performance resulting from acts or occurrences beyond the reasonable control of such party, including, without limitation: fire, explosion, power failure, flood, earthquake or other act of God; war, revolution, civil commotion, terrorism, or acts of public enemies; any law, order, regulation, ordinance, or requirement of any government or legal body or any representative of any such government or legal body; or labor unrest, including without limitation, strikes, slowdowns, picketing or boycotts. In such event, the party affected shall be excused from such performance (other than any obligation to pay money) on a day-to-day basis to the extent of such interference (and the other party shall likewise be excused from performance of its obligations on a day-to-day basis to the extent such party’s obligations relate to the performance so interfered with).

ARTICLE 8 CONFIDENTIALITY. DataProse agrees that any and all data, reports and documentation supplied by Client or its affiliates or third parties on Client’s behalf, which are confidential and which are clearly designated as confidential, shall be, subject only to the disclosure required for the performance of DataProse’s obligations hereunder, held in strict confidence and shall not be disclosed or otherwise disseminated by DataProse without the consent of Client.

ARTICLE 9 INDEMNIFICATION. Client agrees to indemnify and hold DataProse harmless for any and all claims from any person, firm, or entity whatsoever that may arise in connection with Client’s supplying to DataProse the data, reports or other documentation necessary to perform its duties under this Agreement, except that such indemnification shall not extend to any claims that result from action by DataProse, its officers, employees or agents or anyone acting on behalf of DataProse if such action is in violation of one or more terms of this Agreement.

Client: DataProse:

PRODUCTION AGREEMENT

DataProse shall indemnify, defend and hold Client, its agents, employees, officers and directors harmless from and against any and all liability, damage, loss, claims, demands, actions, expenses, attorney’s fees, penalties, and/or fines including, but not limited to, any and all damage, injury or death, of any kind or nature whatsoever to persons or property (collectively, “Loss”), only to the extent such loss arises out of or results from the negligence or willful misconduct of DataProse, its agents, employees, subcontractors, or vendors.

ARTICLE 10 WARRANTIES. DataProse shall provide all goods and/or services in a good and first class workmanlike manner in accordance with the terms specifically set forth in Schedule 1.0. The parties hereto agree that this Agreement is only for the production of goods and/or services.

THIS WARRANTY CONSTITUTES THE ONLY WARRANTY WITH RESPECT TO THE GOODS AND SERVICES TO BE PROVIDED TO CLIENT. THE STATED WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR PARTICULAR PURPOSE.

ARTICLE 11 LIMITATION OF LIABILITY. Notwithstanding any other provision of this Agreement the liability of DataProse with respect to any failure to provide the goods and/or services as required under this Agreement shall in each case be limited to the compensation paid to DataProse for the defective goods or services. DATAPROSE IS NOT LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFIT OR INCOME, even if DataProse has been advised of the possibility of such loss or damage. This provision will not be affected by DataProse’s failure to correct any defect or replace any defective work product to Client’s satisfaction. Client has accepted this restriction on its right to recover consequential damages as a part of its bargain with DataProse. Client acknowledges what DataProse charges for its goods and services would be higher if DataProse were required to bear responsibility for Client’s damages.

ARTICLE 12 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed and interpreted in accordance with the laws of the state of California, without giving effect to the principles of choice of laws of such state. The parties each consent to the jurisdiction and venue of the Superior Court of Ventura County, Ventura, California, as to any matters initiated in state court, and to the courts of the Central District of California for any matters initiated in federal court.

ARTICLE 13 SEVERABILITY. If a court or an arbitrator of competent jurisdiction holds any provision of this agreement to be illegal, unenforceable, or invalid in whole or in part for any reason, the validity and enforceability of the remaining provisions, or portions of them, will not be affected.

ARTICLE 14 WAIVER; MODIFICATION OF AGREEMENT. No waiver, amendment or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties hereto. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

ARTICLE 15 NOTICE. All notices must be in writing and if not personally delivered, be sent by facsimile or by first class mail, or by electronic mail. Notices will be effective on the day when delivered, addressed to the other party at the address show in this Agreement. Either party may change the address to which notices are to be sent by giving notice of such a change to the other party. Addresses for purpose of giving notice are as follows:

If to DataProse:	If to Client:
DataProse, Inc.	Hawaiian Telcom Communication, Inc.
1451 North Rice Avenue, Suite A	P.O. Box 2200
Oxnard, CA 93030	Honolulu, HI 96841
Attention: Chief Executive Officer Email: gcarter@dataprose.com	Matt Riley with a duplicate copy to General Counsel

ARTICLE 16 ENTIRE AGREEMENT. This Agreement and its exhibits constitute the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining to the production of goods and services for Client by DataProse, and supercedes all prior and contemporaneous understandings or agreements of the parties. No party has been induced to enter into this Agreement by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Agreement.

ARTICLE 17 ATTORNEY FEES. In the event of any claim, dispute or controversy arising out of or relating to this Agreement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to recover its court costs and reasonable out-of-pocket expenses not limited to taxable costs, including but not limited to phone calls, photocopies, expert witness, travel, etc., and reasonable attorney fees to be fixed by the court. Such recovery shall include court costs, out-of-pocket expenses and attorney fees on appeal, if any. The court shall determine who is the prevailing party, whether or not the dispute or controversy proceeds to final judgment. If either party is reasonably required to incur such out-of-pocket expenses and attorney fees as a result of any claim arising out of or concerning this Agreement or any right or obligation derived hereunder, then the prevailing party shall be entitled to recover such reasonable out-of-pocket expenses and attorney fees whether or not action is filed.

ARTICLE 18 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto. The parties hereto execute this Agreement through their duly authorized officers, as of the day and year first written above.

DATAPROSE, INC.:		CLIENT:

By:	/s/ Glenn A. Carter	By:	/s/ Daniel P. O’Brien
	Glenn A. Carter, President		Daniel P. O’Brien, Chief Financial Officer

Date: __________________________________________________		Date: __________________________________________________

Client: DataProse:

PRODUCTION AGREEMENT

Schedule 1.0 – Fees for Goods & Services

Monthly Volume of Statements	0-700,000	700,001-800,000	800,000+
Paper Bill (Includes: data processing & simplex, laser imaging, #10 double window envelope., #9 single window Reply envelope., folding, inserting, presorting and delivery to USPS)	$0.11	$0.010	$0.09	Per Bill
Statement Stock – Recommended order 6 month supply. Prices subject to change at time of order.
24# white paper printed 2 colors front only, perforated. Quantity per order 4.8M (estimated at a 6 month supply. Orders to be confirmed with client and paid upon delivery.	$0.015	$0.014	$0.013	Per Sheet
NCOALink – Automated address update service	$0.50	$0.50	$0.50	Per Address Correction
NetBill Data import of standard data files into DataProse system. Bill presentation in standard PDF format, email notifications sent when bills are available online, security utilizing SSL Secured Sockets Layer. Customer enrollment and login development, online bill payment facilitation utilizing HT payment gateway, 3 months storage of bills, hosting at DataProse web servers.	$0.02	$0.02	$0.02	Per Bill
NetBill Setup	$25,000.00	$25,000.00	$25,000.00	Per Month
Other
Paper Bill set up	$5,000.00	$5,000.00	$5,000.00
Additional Impressions	0.0275	0.02	0.0175	Per Impression
Bill Suppression (data processing only – Group Y & Z)	$0.05	$0.05	$0.05	Per Bill
Oversized Surcharge (8-99 page bills – Group C)	$0.17	$0.17	$0.17	Per Bill
Oversized Surcharge (100+ page bills – Group D & E)	$3.00	$3.00	$3.00	Per Bill
Additional Inserts	$0.001	$0.001	$0.001	Per Insert
Special Overnight Handling	$7.00 + Shipping	$7.00 + Shipping	$7.00 + Shipping	Per Bill
CD-DirectBill (Cover Page only mailed direct to customer with CD of complete bill)	$20.00	$20.00	$20.00	Per Bill
Technical Services (including programming & insert/forms composition)	$200.00	$200.00	$200.00	Per Hour
Freight, Courier & Air Delivery	Cost	Cost	Cost	Per Request
Minimum Daily Processing/Production Fee	$500.00	$500.00	$500.00	Per Day

Schedule 2.0 – Permanent Postage Deposit

Permanent Postage Deposit (Based on one (1) months estimated volume – 700,000)	$215,000	(1 mos. Volume * .309)

Schedule 3.0 – Performance Guarantee

DataProse will deliver clients bills within an average of one (1) business day after the applicable Determination Date (as Defined herein). Such average time period will be determined by measuring the number of elapsed Business Days between each respective determination date and the date which a majority amount of the Client’s bills were mailed for consecutive three (3) month period. The “Determination Date” is the date which data is received – either via electronic transmission or hard copy media (tape or disk) if prior to 1:00 AM, Hawaii Time. If data is received after 1:00 AM, Hawaii Time, the Determination Date is the Business Day immediately following the date data is received.

Client: DataProse:

PRODUCTION AGREEMENT

Schedule 4.0 – Glossary of Terms

Impression	Laser Imaging of one side of one piece of paper. Each physical piece of paper can contain two (2) impressions.

USPS	United States Postal Service

Laser Imaging	The process where the application of dry toner (ink) is electro statically applied and bonded to a piece of paper.

Simplex	Laser Imaging of one (1) side of a piece of paper only.

Duplex	Laser Imaging of both (2) sides of a piece of paper.

OE	Outer Envelope – This envelope is used as the carrier mechanism for all information contained in a package to be mailed.

RE	Reply Envelope – This envelope is usually utilized by a customer to return information/payment requested by on organization.

Presorting	The act of organizing mail according to the rules and regulations defined by the USPS in order to achieve lower postage rates and increase deliverability of mail.

Business Day	Any day in which the USPS as well as the U.S. Federal Reserve are open for business.

U.S. federal holiday	All Holidays as defined by the U.S. Federal Reserve.

24x7	24 hours a day, 7 days a week.

Additional Inserts	Any item requested to be placed into the mail container above and beyond (a) the bill and (b) the RE .

Container	One complete piece of mail packaged into one OE.

Electronic Transmission	The act of sending data via DataProse online utility, FTP or Modem

Bill	Data and other information pertaining to one (1) account number and usually in reference to one customer

Group

The term used by DataProse to define how bills are gathered & produced in order to maximize production capabilities. These groups are defined as follows:

Group A – 1 ounce bills

Group B – 2 ounce bills

Group C – 8-99 page bills

Group D – 100-499 page bills

Group E – 500+ page bills

Group I – International bills

Group P – Pull bills (Pulled and returned to PM for further action)

Group X – Hold bills (combined and sent back to client)

Group Y – Online only bills (Suppress from print only)

Group Z – Suppress all

Suppress or Suppression	The act of excluding records or bills (based on client defined criteria) that have been received in the input data stream received from the client

Client: DataProse:

PRODUCTION AGREEMENT

Schedule 5.0 – Service Severity Levels

Client will identify the applicable Severity Level as set forth and defined below to categorize each instance of a problem with the condition of the Goods and Services provided to Client by DataProse. DataProse will provide technical support to Client for each error or defect submitted by Client based on the appropriate Severity Level as defined below. The Response time and Resolution time intervals shall begin when Client notifies DataProse of the problem.

Response Timetable

Severity Level	Response	Restoration	Re-performance	Resolution	Status Reports	After Hours Support

1	30 minutes	2 Hours	2 Hours	4 Hours	Hourly	Yes

2	60 minutes	4 Hours	4 Hours	8 Hours	Every 4 Hours	No

3	2 hours	5 Days	5 Days	10 Days	Weekly	No

4	1 day	30 Days	30 Days	Future Release	Monthly	No

“Severity Level One” means the system is inoperative and Client’s inability to use any affected component, feature, network element or system (“System”) has a critical effect on Client’s operations. This condition is generally characterized by complete System failure and requires immediate correction. Any condition that may impact human safety is also considered a Severity Level One.

“Severity Level Two” means the System is partially inoperative but still usable by Client. The inoperative portion of the System severely restricts Client’s operations, but has a less critical effect than a Severity Level One condition.

“Severity Level Three” means the System is usable by Client, but with limited functionality. This condition is not critical and does not severely restrict overall Client operations.

“Severity Level Four” means the System is usable and a means of circumventing the condition has been implemented. This condition does not materially affect Client’s operations.

“Response” means DataProse has contacted Client regarding a particular request for support.

“Restoration” means that DataProse has provided a software, feature, or component fix to temporarily correct the problem, or that DataProse has provided a suitable workaround solution. In either event, additional work is required for Restoration of the affected System to a fully operational state.

“Re-performance” means the act of Resolution with respect to Goods and Services, which fail to comply with Client’s written specifications, beginning with DataProse’s initiation of such Re-performance and ending with compliance.

“Resolution” means that a remedy to the problem has been provided and is in compliance with the applicable specification(s) set forth in Schedule 1. Corrections to problems requiring a software design change means either that a final correction to the problem has been made generally available to Client or that DataProse has notified Client that the software cannot be repaired.

Schedule 6.0 – SAS70 Timeline

DataProse will meet the milestones of the SAS70 Audit as stated below:

	Milestone/Action	Date

1	Engage service/audit provider	Complete

2	Start preliminary audit of procedures	August 15, 2005

3	Identify audit controls, processes, and documentation requirements	August 31, 2005

4	Remedy deficiencies	October 1, 2005

5	Finalize process documentation	October 1, 2005

6	Commence Type II Audit	October 1, 2005

7	Audit Test	December 1, 2005

9	Collaborative Review and document preparation	January 1, 2006

10	Audit Completed and Final Certification	February 28, 2006

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Client: DataProse: